EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference of our report dated June 22, 2007 on The Shaw Group Inc. 401(k) Plan’s (the “Plan”) financial statements as of December 31, 2006 and for the year ended December 31, 2006 included in this 2006 Annual Report on Form 11-K of the Plan into The Shaw Group Inc.’s Registration Statement on Form S-8 (SEC File No. 333-115155).
June 27, 2007
Baton Rouge, Louisiana